                                                                    Exhibit 10.6


                            MANUFACTURING AGREEMENT
                            -----------------------


     This Manufacturing Agreement ("Agreement") effective as of the 23rd day of January, 1996 (the "Effective Date") is made by and between AKSYS, Ltd., a Delaware corporation having its principal place of business at 1113 S. Milwaukee Avenue, Suite 300, Libertyville, IL 60048 ("AKSYS"), and TEXAS MEDICAL PRODUCTS, INC., a Texas corporation doing business as SURGIMEDICS/TMP ("TMP"), having its principal place of business at 2828 N. Crescent Ridge Drive, The Woodlands, Texas 77381.

     WHEREAS, AKSYS is the developer of medical devices that require tubing sets and related disposable devices (hereafter referred to individually as the "Set" and collectively as the "Sets");

     WHEREAS, AKSYS desires to utilize a subcontractor that is capable of manufacturing and assembling the Sets; and

     WHEREAS, TMP is in the business of manufacturing and assembling custom tubing sets for third parties and possesses the expertise and facilities necessary to manufacture and assemble the Sets for AKSYS;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

     1.  DEFINITIONS
         -----------

     In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

     "Acceptance Specifications" shall have the meaning set forth in Section
4.7.

     "AKSYS Materials" shall mean the Materials purchased by AKSYS pursuant to
Section 8.2.

     "AKSYS Component P.O." shall mean any AKSYS pre-printed and numbered purchase order delivered upon request to TMP for use by TMP in purchasing AKSYS Materials in accordance herewith.

     "AKSYS Equipment P.O." shall mean any AKSYS pre-printed and numbered purchase order delivered upon request to TMP for use by TMP in purchasing AKSYS Equipment in accordance herewith.

     "AKSYS Finished Goods P.O." shall mean a purchase order issued by AKSYS for Sets, pursuant to the terms hereto.

     "Approved Vendors" shall mean those vendors of Materials approved and qualified pursuant to Section 8.1. As so approved and qualified, Approved Vendors may include TMP.

     "Confidential Information" shall mean the confidential and proprietary business information of the disclosing party and shall be deemed to include:
(i) any and all information disclosed by one party to the other pursuant to this Agreement that relates to the business affairs or operations of the disclosing party, including, but not limited to, information concerning the disclosing party's customers and sales information relating thereto, other than information that is generally publicly available; (ii) any and all information relating to product development or other research and development of the disclosing party; and (iii) any and all information, technique, knowledge, skill, procedure, know-how, trade secrets, formulas, inventions, technology, regulatory information, customer data, marketing data and other information related to the Sets, including, without limitation, the Design Specifications.

     "Design Specifications" shall mean those specifications for the Sets provided by AKSYS through the Technical Data Package.

     "Domestic" shall mean the United States and Canada and their respective territories and possessions.

     "Engineering Change Order" shall mean the document used to communicate and implement changes to the Technical Data Package or Design Specifications.

     "Engineering Change Request" or "ECR" shall mean the document used by TMP to communicate the estimated NRE and the effect on the recurring costs of a proposed Engineering Change Order.

     "Equipment" shall mean those fixtures, production equipment, computer software, computer hardware, assembly aids, operating and maintenance manuals, operating procedures, validation protocols, data and reports, schematics, wiring diagrams, drawings, and etc., that will be required by TMP or its suppliers for TMP to fulfill its obligations under this Agreement.

     "FDA" shall mean the United States Food and Drug Administration.

     "FDA Regulations" shall mean the United States Food, Drug and Cosmetic Act, as amended, and any regulation, ruling, guideline or notice promulgated pursuant thereto by the FDA.

     "Foreign Regulations" shall mean any law, statute, regulation, ruling, guideline or notice adopted or promulgated by any foreign governmental entity concerning the design, manufacture, sterilization, sale and marketing of medical devices.

     "GMPs" shall mean the current Good Manufacturing Practices under the FDA Regulations.

     "Labeling" shall mean all labels and other written, printed or graphic matter including bar codes (1) upon any Set or any of its containers or wrappers, corrugate cases and pallets and/or (2) accompanying such Set including pamphlets, booklets, brochures, and instructions.

                                      -2-
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     "Materials" shall mean the raw materials, components, packaging materials, labeling materials, or other materials to be used in the manufacture and assembly of the Sets, as specified in the Design Specifications.

     "Non-Recurring Effort" or "NRE" shall mean the non-recurring labor and expense to be expended by TMP in developing and building the Equipment or processes necessary to manufacture and assemble the Sets as estimated and set forth in Exhibit B. The parties agree that the Exhibit B attached hereto may be incomplete as of the date of execution of this Agreement and that additional items and estimated amounts may be added to the Exhibit B from time to time by the mutual consent of the parties. Any such amended Exhibit B shall be incorporated herein and shall be deemed to replace and supersede the Exhibit B then attached hereto.

     "Pre-Production Phase" shall mean the period of time commencing with at the execution of this Agreement and ending upon the receipt by AKSYS at a designated location of the first production released saleable product.

     "Requested Delivery Forecast" shall have the meaning set forth in Section 10.1.

     "Set Purchase Price" shall have the meaning set forth in Section 12.3.

     "Technical Data Package" shall mean the materials used to communicate all the information about the Sets that is necessary for manufacture and will include, but not be limited to, component specifications, raw material specifications, process assembly and manufacturing specifications, bill of material, vendor lists, equipment specifications, testing specifications, packaging specifications, labeling, and shipping requirements.

     "Tests Systems" means the collection of procedures, validation protocols, data and reports, software, equipment, supplies and other assorted documentation required to implement Set production. These tests, including cleaning and validation testing, will be fully documented by TMP, as required by the GMPs.

     "TMP Materials" shall mean the Materials purchased by TMP pursuant to
Section 8.8.

     "UCC/EAN" shall mean Uniform Code Council/European Article Number and standards for bar coding.

     2.  SPECIFICATIONS AND OWNERSHIP OF INTELLECTUAL PROPERTY
         -----------------------------------------------------

         2.1 Upon receipt of the Technical Data Package, or any portion thereof, TMP shall maintain the Technical Data Package as part of its device master record for the Sets.

         2.2 All Confidential Information, including but not limited to the Design Specifications, submitted by AKSYS as part of the Technical Data Package, shall remain the sole and exclusive property of AKSYS. AKSYS hereby grants to TMP a license to manufacture and assemble the Sets in accordance with the Technical Data Package, including the Design Specifications, pursuant to the terms of this Agreement.

          2.3 No rights are granted hereunder by either party to the other to utilize any Confidential Information, patents, trade secrets, business information, copyrights, trademarks, trade name, or other proprietary rights, except as may be required to manufacture, assemble, use, test and supply the Sets for AKSYS pursuant to the terms of this Agreement.

          2.4 The right, title and interest in and to any discoveries, improvements, inventions and trade secrets made or developed in the performance of this Agreement by TMP personnel relating to or derived from the Design Specifications shall be the sole and exclusive property of AKSYS, subject to any relevant license granted herein to TMP, and AKSYS shall retain any and all rights to file any patent applications thereon.

          2.5 The right, title and interest in and to any discoveries, improvements, inventions and trade secrets made or developed in the performance of this Agreement by TMP personnel relating to or involving solely the manufacturing, assembly, packaging or sterilization processes employed generally by TMP in connection with its manufacturing operations shall be jointly owned by TMP and AKSYS, and each shall grant to the other a perpetual, royalty-free license to any such discoveries, improvements, inventions and trade secrets.

     3.  MILESTONES
         ----------

     The parties agree that the timely completion of the specific milestones set forth in Exhibit A is essential for the successful production of the Sets. Each party hereby assumes its respective responsibility for completing the milestones in a timely manner. Agreement of both parties is required for the completion of a milestone.

     4.  PRE-PRODUCTION PHASE
         --------------------

     During the Pre-Production Phase, the following shall occur:

          4.1 TMP will review the Technical Design Package and Design Specifications to ensure that TMP's manufacturing practices for assembling the Sets pursuant to the Technical Design Package and Design Specifications will comply with the GMPs.

          4.2 TMP will designate a manager for the Pre-Production Phase, who will serve as TMP's primary contact person for this phase.

          4.3 AKSYS will designate a manager for the Pre-Production Phase, who will serve as AKSYS' primary contact person for this phase.

          4.4 TMP will complete the Non-Recurring Effort, subject to the provisions of Section 15.2.

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

          4.5 AKSYS, with TMP's assistance, will select, qualify and approve the Approved Vendors for the AKSYS Materials. TMP, with AKSYS' assistance, will select, qualify and approve the Approved Vendors for the TMP Materials.

          4.6 AKSYS, with TMP's assistance, will develop packaging specifications.

          4.7 AKSYS, with TMP's assistance, will develop the acceptance test requirements for the Sets ("Acceptance Specifications"). In accordance with the Acceptance Specifications, TMP shall develop the acceptance test systems. Any Equipment required by the acceptance test systems shall be purchased pursuant to the provisions of Section 6.

          4.8 Once the Pre-Production Phase is complete, each of the parties will designate a production team leader for the production of the Sets, who will serve as such party's primary contact person during the production of the Sets.

     5.  ENGINEERING CHANGE ORDERS
         -------------------------

          5.1 Changes to the Technical Data Package and the Design Specifications will only be effective when made in accordance with the provisions of this Agreement. All changes to the Technical Data Package and the Design Specifications must be made using an Engineering Change Order.

          5.2 Engineering Change Orders may be generated by either TMP or AKSYS, but may not be implemented by TMP without the written authorization of AKSYS.

          5.3 Any Engineering Change Order generated by either AKSYS or TMP that is to be implemented by TMP will not be implemented until TMP has submitted to AKSYS for AKSYS' review and approval an ECR that includes an estimate of the NRE and attendant costs, the recurring costs, and the impact on the Set Purchase Price that will result from such Engineering Change Request. If the ECR is approved in writing by AKSYS, Exhibit B shall be deemed amended to reflect such ECR, TMP will implement the Engineering Change Request and invoice AKSYS for the actual NRE costs pursuant to Section 15.1. All Engineering Change Orders shall be maintained as part of TMP's device master record for the Sets and will form the basis for an engineering change notice within TMP's manufacturing process. At its sole discretion, AKSYS may waive any of the above requirements for review of estimates of the NRE and attendant costs, recurring costs and the impact on the Set Purchase Price resulting from an ECR; provided, however, that in the event AKSYS waives any such requirement, TMP shall be entitled to invoice AKSYS for such actual NRE costs pursuant to Section 15.1 as if Exhibit B had been amended by AKSYS' waiver thereof.

          5.4 During the Pre-Production Phase and thereafter during the term of this Agreement, within 10 days after the end of any month in which NRE costs are incurred, TMP will deliver to AKSYS a report of such actual NRE costs, together with an estimate of anticipated NRE costs for the current month, if any.

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     6.  EQUIPMENT AND TOOLING
         ---------------------

          6.1 During the Pre-Production Phase and thereafter during the term of this Agreement as necessary, TMP will obtain recommendations and written cost estimates for any Equipment required to manufacture the Sets hereunder, and will submit the recommendations and estimates to AKSYS for its review and approval. Upon receipt of AKSYS' written authorization to purchase the Equipment, TMP shall order, on behalf of AKSYS and using an AKSYS Equipment P.O., such authorized Equipment. AKSYS shall pay for such equipment in accordance with the AKSYS Equipment P.O.

          6.2 Any Equipment ordered in accordance with Section 6.1 shall be paid for by AKSYS and shall become the property of AKSYS upon payment in full of the purchase price specified in the applicable AKSYS Equipment P.O. Upon payment in full of the purchase price, any Equipment purchased pursuant hereto shall be referred to herein as the "AKSYS Equipment". All AKSYS Equipment, whether in the possession of TMP or third party suppliers to TMP, will be identified and labeled as belonging solely to AKSYS and will be maintained by the party in physical possession of the Equipment at the point of use for a period not to exceed the reasonable expected life of said Equipment. The party in physical possession of the Equipment will be responsible for maintaining general liability insurance coverage for said Equipment. Upon termination of this Agreement, all AKSYS Equipment, equipment drawings and/or data bases, software programs, operation and repair manuals, copies of original purchase orders, operating procedures, maintenance records, electrical schematics, spare parts, cleaning procedures, calibration records, process capability studies and validation protocols, records and reports applicable to each piece of AKSYS Equipment will be returned to AKSYS, at AKSYS' expense.

          6.3 During the Pre-Production Phase and thereafter during the term of this Agreement as necessary, TMP and its third party suppliers will perform acceptance procedures which may include installation qualification and documentation, performance qualification and documentation, and process validation, each as deemed appropriate by both AKSYS and TMP.

          6.4 Final approval of Equipment design is the responsibility of AKSYS. Overall management of Equipment procurement activity, including vendor selection and performance, shall be TMP's responsibility.

          6.5 AKSYS will develop specifications for any custom tooling necessary for the manufacture and assembly of the Sets. AKSYS will contract directly with any third parties necessary to build such custom tooling, and will qualify and approve all custom tooling prior to releasing such custom tooling to TMP. Any custom tooling developed and built by AKSYS pursuant to this Section
6.5 shall be considered AKSYS Equipment for all purposes of this Agreement.

     7.  QUALITY INSPECTIONS AND DOCUMENTATION
         -------------------------------------

     During the term hereof, AKSYS shall have the right to inspect at reasonable times, during normal business hours and on reasonable prior notice, the operations and facilities of TMP wherein

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the Sets are being manufactured, assembled, tested, labeled and stored for shipping. TMP shall make available for AKSYS' review during any such inspection the drawings, assembly instructions, standard operating procedures, regulatory compliance control system and materials management system used in the manufacture and assembly of the Sets. AKSYS shall have the right, but no obligation, to validate TMP's manufacturing processes of the Sets.

     8.  MATERIALS QUALIFICATION AND PURCHASING
         --------------------------------------

          8.1 During the Pre-Production Phase and thereafter during the term of this Agreement as necessary, AKSYS, with TMP's assistance, will select, qualify and approve the Approved Vendors for the AKSYS Materials; and TMP, with AKSYS' assistance, will select, qualify and approve the Approved Vendors for the TMP Materials.

          8.2 Based on the Requested Delivery Forecast, TMP shall timely prepare AKSYS Component P.O. for sufficient quantities of AKSYS Materials. Each AKSYS Component P.O. shall provide that the AKSYS Materials be shipped directly to TMP and that the invoices therefor be sent directly to AKSYS.

          8.3 All AKSYS Materials ordered pursuant to Section 8.2 will be shipped to TMP. On behalf of AKSYS, TMP will receive and, within 5 business days of receipt, inspect AKSYS Materials in accordance with Acceptance Specifications. Within five business days of proper acceptance by TMP of such AKSYS Materials, TMP shall forward to AKSYS an acknowledgment of acceptance for the AKSYS Materials. AKSYS shall pay the invoice amount directly in accordance with the terms of the applicable AKSYS Component P.O.

          8.4 All claims for breakage and damage whether concealed or obvious must be made to the carrier by the receiving party within 15 days after receipt of the shipment.

          8.5 If TMP identifies AKSYS Materials that do not conform to the Acceptance Specifications, TMP shall notify AKSYS prior to notifying the vendor of the non-conforming AKSYS Materials. AKSYS and TMP will jointly resolve all issues involving non-conforming Materials.

          8.6 All AKSYS Materials received by TMP pursuant to an AKSYS Component P.O. shall be the property of AKSYS and AKSYS shall be solely responsible for the payment of the purchase price thereof. TMP shall be responsible for identifying such Materials as AKSYS property, and providing suitable storage therefor.

          8.7 In the course of developing or cost reducing the Sets, AKSYS may purchase from TMP preproduction Sets or special assembly for evaluation, testing or patient trials. For the purpose of developing or cost reducing the assembly, testing, packaging or sterilization techniques, TMP may purchase Materials from AKSYS or the Approved Vendors. The cost of any preproduction Sets shall be the Set Purchase Price. The cost of special sets or assemblies shall be negotiated at the time of purchase.

          8.8 TMP shall purchase the TMP Materials on its own purchase order and all TMP Materials shall be the property of TMP and TMP shall be solely responsible for the payment of the purchase price thereof.

          8.9   All finished Sets shall be warehoused by TMP until shipment.

          8.10 TMP shall be responsible for maintaining general liability insurance coverage on all Materials and any finished Sets present at TMP's facilities. Subject to the provisions of Sections 12.4 and 12.5, until shipment of the finished Sets TMP shall be responsible for any loss of Materials or finished Sets.

     9.   LABELING
          --------

          9.1 During the Pre-Production Phase, AKSYS shall deliver to TMP specifications for the labeling of the Sets as part of the Technical Data Package. AKSYS will be solely responsible for the drafting, designing and approval of labeling for the Sets. Any revisions or modifications to labeling specifications for the Sets will be implemented by means of an Engineering Change Order pursuant to Section 5.

          9.2 All first article labeling or changed label copy will be approved by both AKSYS and TMP. All other labeling will be inspected by TMP in accordance with specifications developed by AKSYS. TMP will store unreleased labeling material in a properly quarantined area, segregate released labeling from unreleased labeling, and follow other GMPs for control of labeling.

          9.3 Labeling may include UCC/EAN bar coding or the equivalent on Set package, cases and pallets.

     10.  FORECASTING/DELIVERY SCHEDULES
          ------------------------------

          10.1 Prior to the completion of the Pre-Production Phase, AKSYS will deliver to TMP the first "Requested Delivery Forecast" for saleable units of the Sets, covering the first twelve-month production period. The first three-month period of the forecast will be a firm production schedule commitment request and will be accompanied by an AKSYS Finished Goods P.O. for such amount, as provided in Section 12.1.

          10.2 Once the Sets are in production, AKSYS will deliver to TMP not later than 60 days prior to each fiscal quarter a Requested Delivery Forecast for a rolling twelve-month period, together with an AKSYS Finished Goods P.O. for the first quarter covered by such forecast, specifying the requested delivery date(s) of Sets covered by such purchase order.

          10.3 Within 10 business days of receipt of the Requested Delivery Forecast and accompanying AKSYS Finished Goods P.O., TMP will submit to AKSYS a detailed production plan, including scheduled dates for production, sterilization and release, for Sets covered by such purchase order. TMP and AKSYS each agree to adjust production and delivery dates, respectively, as necessary to address customer demand for the Sets. An AKSYS Finished Goods P.O. will not be deemed accepted until TMP and AKSYS have agreed upon mutually acceptable delivery date(s) thereunder. If AKSYS submits an AKSYS Finished Goods P.O. other than with a Requested Delivery Forecast, such purchase order shall be subject to the provisions of this Section 10.3.

     11.  PRODUCTION COMMITMENT/EXCLUSIVITY
          ---------------------------------

          11.1 During the Initial Term and any Subsequent Term, as such terms are defined in Section 16.1, TMP will be the exclusive supplier to AKSYS of all Sets purchased by AKSYS for domestic sales of Sets.

          11.2 Depending upon TMP's certification to ISO 9002 and EN 46002 by an approved European Union notified body, AKSYS will consider TMP as first option in the selection of a supplier for Sets to be sold in Europe

     12.  ORDERS AND PRICING
          ------------------

          12.1 AKSYS agrees to purchase and TMP agrees to sell and deliver sets ordered by AKSYS on individual written purchase orders pursuant to sections 10.1 and 10.2.

          12.2 The parties agree that purchases and sales of the Sets between the parties shall be governed by the terms and conditions stated herein which supersede terms and conditions whether preprinted, stamped, typed or handwritten on order, releases, acknowledgments, or any other ordering or accepting documents.

          12.3 The "Set Purchase Price" shall be determined as set forth in Exhibit C. The parties agree that the amounts set forth in Exhibit C shall be effective for the first to occur of (i) 10,000 finished Sets or (ii) six months of actual production of the Sets ("Initial Price Period"). After the Initial Price Period, the parties agree to adjust every six months during the term of this Agreement, if necessary, any of the amounts set forth in Exhibit C to reflect the experience of the previous period, such adjustment to be effective for the following six months.

          12.4 Any in-process rework costs caused by or as a result of TMP's actions or omissions during the manufacture of the Set shall be borne by TMP. Any in-process rework costs caused by or as a result of AKSYS' actions or omissions during the manufacture of the Set shall be borne by AKSYS.

          12.5 In the event a customer of AKSYS is authorized by TMP and AKSYS to return a Set to TMP for rework, TMP and AKSYS shall share equally the cost of such rework, and any freight incurred in connection therewith; provided, however, that TMP's share of the rework cost shall not exceed the amount which TMP was paid to manufacture and assemble such Sets being reworked.

          12.6 During the term hereof, AKSYS shall have the right, at its sole cost, to review and audit at reasonable times, during normal business hours, and on reasonable prior notice, the finance and accounting records of TMP with respect to the Sets.

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     13.  STERILIZATION
          -------------

          13.1 AKSYS, with TMP's assistance, shall develop the specifications for the sterilization of the Sets ("Sterility Specifications"). AKSYS and TMP shall jointly select, qualify, and approve the sterilization vendor. TMP shall contract directly with the sterilization vendor so approved for the sterilization of the finished Sets; provided, that AKSYS agrees to enter into a quarantine shipping agreement with the sterilization vendor if necessary for the shipment of the Sets.

          13.2 All released Sets, other than non-sterile samples provided at AKSYS' request, shall be sterile and quarantined in accordance with the FDA Regulations and Sterility Specifications. In accordance with the Sterility Specifications, TMP shall qualify and validate the sterilization process on finished Sets, including package seal integrity pre-and post-sterilization, final product sterility and pyrogen testing, and release of each lot of Sets, which shall be invoiced by TMP as a NRE pursuant to Section 15.1.

          13.3 In the event TMP identifies lots or batches of Sets that do not conform to AKSYS' Sterility Specifications, TMP shall notify AKSYS and AKSYS and TMP shall jointly resolve all such non-conformity issues; provided, however, that AKSYS shall have the final authority to determine any such non-conformity.

     14.  SHIPMENT
          --------

          14.1  The Set Purchase Price is F.O.B. TMP's plant, The Woodlands,
Texas.

          14.2 AKSYS will pay all transportation charges for finished Sets. AKSYS reserves the right to specify the method of shipping and carrier.

          14.3 All claims for breakage and damage whether concealed or obvious must be made to the carrier by the receiving party within 15 days after receipt of the shipment.

     15.  PAYMENT OF COSTS AND PRICES
          ---------------------------

          15.1 NRE costs will be invoiced by TMP at the rates set forth in Exhibit B, unless otherwise adjusted in accordance with Section 15.2. AKSYS agrees to pay NRE costs within net 30 days from the date of invoice.

          15.2 In the event TMP determines beforehand that any particular NRE will incur greater time or costs than then set forth on Exhibit B, TMP agrees to consult with AKSYS prior to commencing such NRE. If both parties agree with TMP's determination, Exhibit B shall be deemed to be amended to reflect such additional NRE time or costs. In the event that AKSYS does not agree with TMP's determination, TMP shall be authorized and obligated to expend only such time or costs as then set forth in Exhibit B in furtherance of such NRE and any failure to perform NRE in excess of such time and amounts shall not be deemed to be a breach of this Agreement. In the event TMP actually incurs NRE costs in excess of those set forth in the current Exhibit B and TMP believes that such additional costs are for the benefit of AKSYS, TMP may submit a request for such additional amounts within five business days of the end of the calendar month in which incurred, together with any supporting documentation. Within five business days of receipt of such request, AKSYS will inform TMP whether such additional amounts are approved for invoicing by TMP; provided that AKSYS' refusal to approve such additional amounts shall not be deemed to be a breach of this Agreement.

          15.3 Within three business days of actual shipment of Sets to AKSYS or its designee, TMP will invoice AKSYS for the Set Purchase Price for such Sets. Payment terms are net 30 days.

          15.4 Any failure by AKSYS to pay any TMP invoice that is not disputed in good faith within 30 days after written notice that the invoice is overdue shall constitute a breach of this Agreement. In addition, AKSYS will be responsible for all costs of collection, including reasonable attorney's fees, together with interest at a rate of 1% a month or the maximum rate allowed by applicable law, whichever is lower, on the past due amount.

     16.  TERM AND TERMINATION
          --------------------

          16.1 Subject to earlier termination as provided in this Agreement, this Agreement shall be effective from the Effective Date through January 23, 1999 ("Initial Term") and shall automatically renew thereafter for subsequent terms of one year each (each a "Subsequent Term").

          16.2 Either party may, by written notice to the other, terminate this Agreement and all orders placed hereunder at any time (a) to be effective immediately if the other party becomes insolvent, fails to pay its debts or perform its obligations in the ordinary course of business as they mature, or admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature, or makes an assignment for the benefits of creditors, or upon attempted assignment in violation of the terms of this Agreement or upon assignment to a party to which the terminating party does not reasonably consent, such termination in any event; or (b) to be effective no earlier than 90 days from the receipt of such notice by the other party.

          16.3 Upon issuing or receiving the termination notice, TMP shall attempt to cancel all outstanding orders for Material; nonetheless AKSYS shall be obligated to pay within 30 days from the termination date to TMP the Set Purchase Price for all finished Sets (whether or not shipped), all work in progress, the cost of any Materials ordered by TMP hereunder not subject to cancellation, any actual cancellation costs, and any actual NRE costs. The foregoing costs are subject to AKSYS' verification by a third party auditor acceptable to both parties and paid for by AKSYS. Upon receipt of all amounts owed by AKSYS, TMP shall provide reasonable assistance to AKSYS in transferring the AKSYS Equipment, the Technical Data Package, the master device records and device history records for the Sets, test fixtures, Materials, and any finished inventory to a manufacturing facility selected by AKSYS.

          16.4 Except as otherwise provided herein, upon termination of this Agreement, neither AKSYS nor TMP shall be liable to the other for reimbursement or damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of either party.

          16.5 Upon termination of this Agreement, TMP shall deliver originals and copies, as appropriate, to AKSYS of all Design Specifications, drawings, and any property of which AKSYS is the sole owner.

          16.6 Upon termination of this Agreement, all rights and licenses granted herein shall immediately terminate, but the provision of Sections 2.5, 17, 19 and 20 shall survive termination of this Agreement.

     17.  CONFIDENTIALITY/EXCLUSIVITY
          ---------------------------

          17.1 In addition to and except as otherwise provided in Section 17.2, each party hereto agrees that during the term hereof, it shall not use for its own benefit or advantage, or disclose to any third party, any Confidential Information of the other without the express written consent of the other party hereto. Each party further agrees that upon termination of this Agreement to return all copies of any such Confidential Information to the disclosing party.

          17.2 TMP will not utilize the Design Specifications, or any molds, tools or any intellectual rights developed pursuant hereto and owned exclusively by AKSYS to design, manufacture, assemble, sell, license, or otherwise supply Sets for or to any other party without AKSYS' prior written consent; provided, however, that none of the foregoing shall preclude TMP from designing, manufacturing, assembling, selling, licensing or otherwise supplying custom tubing sets for or to third parties in accordance with any specifications submitted by such other third parties not in violation of any confidentiality agreement between such third party and AKSYS.

     18.  REGULATORY MATTERS
          ------------------

          18.1 AKSYS, as the sole and exclusive owner of the Design Specifications, shall have sole responsibility and final authority for ensuring the compliance of the Design Specifications with applicable domestic and foreign governmental law, statutes, regulations, rulings, guidelines and notices, including but not limited to, FDA Regulations and Foreign Regulations. Except as otherwise required by applicable law, statute, regulation, ruling, guideline or notice, AKSYS shall have the sole responsibility for preparing and submitting all applications, reports, notices, or other documentation concerning the Sets in accordance with FDA Regulations or Foreign Regulations or any applicable law, statute, regulation, ruling, guideline or notice concerning environmental packaging. TMP agrees to provide AKSYS with any information or documentation within its control or responsibility hereunder needed by AKSYS to comply with any applicable law, statute, regulation, ruling, guideline or notice concerning environmental packaging. TMP agrees to bring to AKSYS' attention any applicable governmental law, statute, regulation, ruling, guideline or notice that impacts on the Design Specifications or the manufacture of the Sets, upon becoming aware of same.

          18.2 AKSYS agrees to promptly inform TMP upon obtaining 510(k) pre-market notification clearance from the FDA ("510(k)") for the Sets. AKSYS shall have the sole responsibility for determining whether any change in the manufacture, materials or design of any Set requires submission of an application to the FDA for a new 510(k). If required, AKSYS has the sole responsibility for submitting and obtaining clearance of any application for a new 510(k) for the Sets, before any change in the manufacture, materials, or design of the Sets is implemented hereunder. TMP agrees to provide AKSYS with any information or documentation within its control or responsibility hereunder needed by AKSYS to submit or obtain clearance of any application for a new 510(k) for the Sets. In the event AKSYS fails to obtain d 510(k) for the Sets such failure and the consequent failure of AKSYS to perform its obligations hereunder shall not be considered a breach of this Agreement by AKSYS.

          18.3 By the end of 1996, TMP will establish and maintain manufacturing facilities for the Sets in compliance with ISO 9002 and EN 46002 certified by an approved European Union notified body.

          18.4 TMP agrees that it shall manufacture the Sets as its Woodlands plant registered with the FDA for production of medical devices, and in accordance with the FDA Regulations, including GMPs. AKSYS agrees to bring to TMP 's attention any applicable governmental law, statute, regulation, ruling, guideline or notice that impacts on the manufacture of the Sets, upon becoming aware of the same.

          18.5 If TMP discovers any defect in finished Sets, whether or not released, TMP shall promptly notify AKSYS. AKSYS and TMP agree to provide each other with any information received regarding occurrences of Set product failures. AKSYS will be responsible for management of all product complaints. TMP shall be responsible for evaluating all complaints addressed to TMP by AKSYS and for supplying AKSYS with an analysis of such complaints in writing within 30 days of receiving such complaint. AKSYS will be responsible for filing any Medical Device Report as required by FDA Regulations or any other report required by Foreign Regulations including a European Vigilance Report, in connection with any such complaint. TMP and AKSYS each will maintain product complaint files as required by FDA Regulations.

          18.6 In the event that either party believes any of the Sets should be recalled, such party shall promptly give the other party verbal notice thereof. Any recall of Sets from AKSYS customers will be handled by AKSYS in accordance with AKSYS' policy. AKSYS and TMP shall discusses alternatives to any proposed recall, but AKSYS shall have the final authority hereunder to decide whether to recall any Sets. In the event the Sets are recalled due solely to the negligent manufacture, assembly, packaging, or sterilization by TMP, TMP shall reimburse AKSYS for reasonable out-of-pocket expenses of such recall including the costs of notifying customers and shipping recalled Sets to TMP or AKSYS. In the event the Sets are recalled for any reason other than the negligent manufacture, assembly, packaging, or sterilization by TMP including the negligence of any approved third party vendor supplying components or packaging materials, TMP and AKSYS shall negotiate the percentage of the recall costs to be borne by TMP. Notwithstanding anything herein to the contrary, TMP's share of any such recall costs shall not exceed the amount which TMP was paid to manufacture and assemble such Sets being recalled. AKSYS shall maintain complete and accurate records for such periods as may be required by applicable law, of all Sets sold.

          18.7. TMP will promptly, but in no event later than 24 hours of receipt thereof, provide AKSYS with copies of notices or warning letters from the FDA or other regulatory authorities, and TMP's response thereto if available, involving TMP's facilities that may reasonably be expected to have a material adverse effect on TMP's ability to perform hereunder and will promptly notify AKSYS of any other event that may reasonably be expected to have a material adverse effect on TMP's ability to perform hereunder or upon the sale or distribution of the Sets. Other than costs associated with changes to the Design Specifications required by the FDA or other regulatory agency, TMP will be responsible for any and all corrective actions necessary or required by the FDA or other regulatory agency to comply with the GMPs.

     19.  WARRANTY
          --------

          19.1. TMP warrants to AKSYS that each Set shall conform to the Design Specifications.

          19.2. OTHER THAN AS SET FORTH IN SECTION 19.19 TMP MAKES NO EXPRESS GUARANTEES, WARRANTIES, OR REPRESENTATIONS AS TO THE SETS. TMP EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND PATENT INFRINGEMENT IN RELATION TO THE SETS. IN NO EVENT SHALL TMP BE LIABLE TO AKSYS OR ANY OF ITS CUSTOMERS WHO PURCHASE SETS FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, IRRESPECTIVE OF WHETHER SUCH DAMAGES ARE ALLEGED TO ARISE IN TORT, CONTRACT, LAW, EQUITY OR BY STATUTE. THE ABOVE PROVISIONS RELATING TO THE EXCLUSION OF CONSEQUENTIAL AND INCIDENTAL DAMAGES SHALL SURVIVE AND REMAIN IN FORCE NOTWITHSTANDING A FINDING BY A COURT OF COMPETENT JURISDICTION THAT THE EXCLUSIVE REMEDY PROVIDED BELOW HAS FAILED OF ITS ESSENTIAL PURPOSE.

          19.3. For a period of 24 months from the original date of purchase hereunder, TMP will replace free of charge to AKSYS or its customers any Set, or part thereof, that fails because of a manufacturing defect; provided that (i) the defect is not caused by the fault or negligence of AKSYS or its customer, and (ii) the Set has not been modified, altered or repaired other than with written authorization from TMP. Any claim under this limited warranty must be made to TMP by AKSYS within 30 calendar days of the latter of the date of failure, the discovery of such defect, or notice to AKSYS of such defect.

          19.4. A request for return authorization must be submitted to TMP prior to the return of any Set or component thereof. The request for return authorization may be in a form dictated by TMP, but in any instance, must include for the Set to be returned, the lot number, the quantity, and the specific reason for the return proposed.

          19.5. Where a return of any Set or component thereof is authorized, TMP will provide AKSYS a return authorization number for affixing to the container of any such merchandise returned. All authorized returns must be by the original carrier and TMP shall bear the freight charges therefor.

          19.6. Notwithstanding anything contained in the foregoing to the contrary, TMP shall not warrant Materials supplied by AKSYS or AKSYS' Approved Vendors (excluding TMP).

     20.  INDEMNIFICATION
          ---------------

          20.1. AKSYS agrees to indemnify and hold TMP, its affiliated entities, and their respective officers, directors, shareholders, employees, and agents harmless from and against all costs, claims, losses, damages, liability and expenses (including, without limitation reasonable attorneys' fees and disbursements) (a) which may be incurred on account of infringement or alleged infringement of a patent or any other proprietary rights of third parties arising out of or in any way connected with the Technical Data Package or Design Specifications, or (b) which may be incurred on account of any injury to persons or property arising out of or in any way connected with the Sets, the Design Specifications, or any raw materials or parts supplied by AKSYS unless the same results solely from the negligence or willful misconduct of TMP, including but not limited to (i) any failure caused by or as a result of TMP's action or omissions to manufacture the Set to conform to the Design Specifications, (ii) any failure by TMP to manufacture a Set according to the GMPs that directly causes said injury, or (iii) other manufacturing defects caused by or as a result of TMP's action or omissions.

          20.2. TMP agrees to indemnify and hold AKSYS, its affiliated entities, and their respective officers, directors, shareholders, employees and agents, harmless from and against all costs, claims, losses, damages, liability and expenses (including, without limitation, reasonable attorneys' fees and disbursements) (a) which may be incurred on account of infringement or alleged infringement of a patent or any other proprietary rights of third parties arising out of or in any way connected with manufacturing practices of TMP, unless the same results from the Technical Data Package or Design Specifications, or (b) which may be incurred on account of any injury to persons or property solely arising out of or in any way connected with (i) any failure caused by or as a result of TMP's action or omissions to manufacture the Set to conform to the Design Specifications, (ii) any failure by TMP to manufacture a Set according to the GMPs that directly causes said injury, or (iii) other manufacturing defects caused by or as a result of TMP's action or omissions; provided, however, that TMP's liability under this Section 20.2 shall not exceed the amount of product liability insurance coverage TMP is required to maintain pursuant to Section 21.1.

          20.3. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

          20.4. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The parties shall cooperate in defending any Claim and the defending party shall have reasonable access to the books, records and personnel in the possession or control of the other party which are pertinent to the defense. The indemnifying party shall have full authority to determine all action to be taken with respect to any Claim, including the settlement thereof, provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party and shall be liable for the fees and expenses of counsel employed by the indemnified party in connection therewith.

     21.  INSURANCE
          ---------

          21.1. TMP shall (i) maintain product liability insurance coverage for the Sets in an amount of at least $3,000,000 aggregate, (ii) name AKSYS as an additional insured under such insurance, and (iii) annually provide AKSYS a certificate of insurance from the insurer confirming that AKSYS is an additional named insured.

          21.2. AKSYS shall (i) maintain product liability insurance coverage for the Sets in an amount of at least $3,000,000 aggregate, (ii) name TMP as an additional insured under such insurance, and (iii) annually provide TMP a certificate of insurance from the insurer confirming that TMP is an additional named insured.

     22.  FORCE MAJEURE
          -------------

     Neither party shall be considered to be in default in respect to any obligation hereunder, if failure of performance shall be due to "Force Majeure" as defined herein. If either party is affected by a Force Majeure event, such party shall within (10) days of its occurrence, give notice to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is required and the non-performing party shall use reasonable efforts to remedy its inability to perform. Force Majeure as used herein shall mean, without limitation, explosion, flood, fire, hurricane, tornado war (whether declared or otherwise), accident, failure of carriers, inability to obtain material or transportation facilities, labor strike, or other labor disturbance, sabotage, acts of God or of the public enemy, withdrawal or suspension of licenses and consents, which are unforeseeable or unavoidable and beyond the control and without the fault or negligence of a party.

     23.  INDEPENDENT CONTRACTORS
          -----------------------

     The parties shall maintain the relationship of independent contractors for purposes of fulfilling their obligations under this Agreement. Nothing contained in this Agreement shall be deemed to constitute either party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any commercial or other partnership. In particular, neither party accepts any obligation to disclose any customer or market data to the other. Neither party, nor any of its employees, shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective. Each party hereto shall be responsible only for its obligations as herein set out and the expenses incurred in connection therewith.

     24.  PUBLIC ANNOUNCEMENTS
          --------------------

     Neither party will make any public reference to this Agreement or the cooperation between the parties hereunder except as agreed to in advance with the other party, or as may be required by law.

     25.  COUNTERPARTS
          ------------

     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

     26.  NOTICES
          -------

     Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service, (iii) mailed postage prepaid by first class mail or (iv) transmitted by telecopy with confirmed electronic receipt.

          If to TMP: Texas Medical Products, Inc.
          2828 N. Crescent Ridge Drive
          The Woodlands, Texas 77381
          Fax (713 292 1269)
          Attention: Phil Ralston, President

          If to AKSYS: AKSYS Ltd.
          1113 S. Milwaukee Ave.
          Suite 300
          Libertyville, IL 60048
          Fax (708 680 1873)
          Attention: Rodney S. Kenley, President

or to such other address, telecopy, number or person as may be designated by notice given in accordance with this Section 26.

     Any notices given, pursuant here to shall be effective (i) in the case of hand deliveries, when received; (ii) in the case of an overnight delivery service, on the next business day after being placed in the possession of such delivery service, with delivery charges prepaid; (iii) in the case of mail (3) days after deposit in the postal system, first class mail, postage prepaid; and
(iv) in the case of telecopy notices, when electronic indication of receipt is received.

     27.  ASSIGNMENT
          ----------

     This Agreement may not be assigned by either party without the written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however that no consent shall be required for the assignment of this Agreement to any corporation controlling, controlled by, or under common control with, either party. The assignor shall give the other party not less than 120 days notice of any proposed transaction that may result in assignment of the Agreement.

     28.  ENTIRE AGREEMENT; HEADINGS
          --------------------------

     This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior contracts, negotiations, agreements and understandings between them. This Agreement may not be amended or modified or any provisions hereof waived orally, but only by an instrument in writing executed by a duly authorized officer of the party against whom enforcement of any waiver, change, modification, consent or by whom discharge is sought. No waiver of any terms or conditions of this Agreement in one instance shall operate as a waiver of any other term or condition or as a waiver in any other instance. The section headings contained in this Agreement are for convenience of reference only and are not intended to be conclusive as to the meaning or interpretation of the provisions of this Agreement.

     29.  SEVERABILITY
          ------------

     Any provision hereof which is prohibited by or unlawful or unenforceable under, the applicable law of any jurisdiction shall be ineffective as to such jurisdiction, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

     30.  GOVERNING LAWS
          --------------

     The definitive contract shall be governed by, construed and enforced in accordance with the internal laws of the State of Illinois, without application of its conflict of laws provisions.

     31.  REPRESENTATIONS
          ---------------

     Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation,, warranty or other provision except as expressly provided in this Agreement, and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

     32.  ALTERNATIVE DISPUTE RESOLUTION
          ------------------------------

     32.1. Negotiation. TMP and AKSYS shall attempt to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof through good faith negotiation, other than with respect to claims for breach of the confidentiality provisions of Section 17. In the event that the parties shall fail to negotiate a resolution within 30 days of notice thereof, all such controversies and claims shall be submitted to mediation as provided in Section
32.2 and, if necessary, to arbitration as provided in Section 32.3, prior to commencing any suit or other proceeding or to pursuing any other remedies at law or in equity, other than with respect to claims for breach of the confidentiality provisions of Section 17.

     32.2. Mediation. Upon written notice from either party invoking the mediation provisions of this Section, the parties shall promptly submit the controversy or claim to a mutually acceptable professional independent alternative dispute resolution organization to act as a neutral party to assist in the mediation in accordance with such reasonable procedures as may be suggested by such neutral party. While the opinions and the suggestions of the neutral party shall not be binding on the parties, the parties agree to give good faith consideration to the neutral party's views. After they have received the neutral party's views, the parties agree to negotiate in good faith for a period of 30 days to resolve the dispute with the neutral party acting as a mediator.

     32.3. Arbitration. Any controversy or claim that cannot be resolved by negotiation or mediation as provided in this Section 32, shall be resolved by final and binding arbitration in a neutral location under the Commercial Arbitration Rules of the American Arbitration Association

("AAA") then obtaining and, to the extent applicable, the Federal Arbitration Act. The parties agree that such arbitration shall be conducted by a single arbitrator appointed in accordance with such rules. To the extent practicable, the arbitration proceeding shall be concluded within 180 days of the filing of the notice of intent to arbitrate with the AAA. The arbitrator shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. The costs of arbitration (exclusive of the expense of a party in obtaining and presenting evidence and attending the arbitration, all of which shall be borne by such party), and of the fees and expenses of legal counsel of the prevailing party shall be borne by the party against whom the arbitrator renders an award. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

AKSYS, LTD.                           TEXAS MEDICAL PRODUCTS, INC.


By: /s/ Rodney S. Kenley              By: /s/ Phil Ralston
    ----------------------------          -------------------------
Title: President, COO                 Title: President
       -------------------------             ----------------------

                                   EXHIBIT A

                                   MILESTONES
                                   ----------

                              AKSYS RESPONSIBILITY

1. Material, Component and Set Specifications; Q level release suitable for patient use

2.  Bill of Materials

3.  Packaging Requirements

4.  Labeling Requirements and label copy - camera ready

5.  Silicon tubing source selection

6.  Material, Component and Set Specifications; a level production release

7.  Set and Packaging Distribution Testing

                               TMP RESPONSIBILITY

1.  ISO 9002 certification.

2.  Integration of AKSYS Documentation and Drawings into TMP system.

3.  Development of assembly and testing fixturing and techniques.

4.  Complete manufacturing documentation.

5.  Complete packaging and sterilization cycle validation.

6.  Shipping Contract with Contract Radiation Sterilization Firm.

7.  Microbiological bioburden studies.

                                   Exhibit B

                              Non-Recurring Costs
                              -------------------

Engineering Time                 Process/Development (@$60/hr)            50 hours    $3,000
                                 Test Fixture Development                 20 hours    $1,200
                                 DMR Creation                             50 hours    $3,000
                                 Initial Manufacturing Follow-up          40 hours    $2,400
                                 Custom Package Development               40 hours    $2,400

Radiation Sterilization Cycle    Including but not limited to:
Development & Validation
                                 Calibration of Dosimeters
                                 Dosimeter Placement Pattern Development
                                 Spore Strip Population Verification
                                 Bioburden Testing
                                 Bacteriostatis/Fungistatis
                                 Loading Pattern Development
                                 Cycle Validation
                                    Dose Mapping
                                    Dose Setting
                                 Dwell Time Setting
                                 Sterility Testing
                                    Spore Strip
                                    Product
                                 Pyrogen Testing
                                 Test Sample Air Shipping Costs

Assembly Fixtures                Testing                                              $1,500
Packaging Testing                Outside Lab                                          $  600
Preproduction Sets
Total

                                   Exhibit C

                               Set Purchase Price
                               ------------------

Set Purchase Price = AKSYS Material Burden Cost + TMP Material Cost + Labor Cost
                     -----------------------------------------------------------
+ Overhead + Sterilization Cost
- --------------------------------------------------------------------------------
                                   (*)

AKSYS Material Burden Cost = (AKSYS Material Cost) x (AKSYS Material Burden
Rate)

  AKSYS Material Cost = Actual cost of AKSYS Materials purchased pursuant to
Section 8.2.

  AKSYS Material Burden Rate = The AKSYS Material Burden Rate shall be fixed at *% for the Initial Price Period. After the Initial Price Period, the AKSYS Material Burden Rate shall be adjusted every six months as agreed by the parties, such adjustment to be effective for the following six months.

TMP Material Cost = Standard cost of TMP Materials purchased pursuant to Section
8.8. After the Initial Price Period, the TMP Material Cost shall be adjusted every six months during the term of the Agreement as agreed by the parties to reflect the actual costs during the previous six-month period, such adjustment to be effective for the following six months.

Labor Cost = (Standard Labor Rate) x (Average Time per Set)

  Standard Labor Rate = TMP's projected hourly labor rate. For the Initial Price Period the Standard Labor Rate shall be fixed at $*. After the Initial Price Period, the Standard Labor Rate shall be adjusted every six months as agreed by the parties to reflect TMP's projected hourly labor rate for the next six-month period, such adjustment to be effective for the following six months.

  Average Time per Set = The quotient of (i) the aggregate amount of time actually required to manufacture and assemble the Sets in a six-month period divided by (ii) the aggregate number of Sets manufactured and assemble in that six-month period. For the Initial Price Period, the Average Time per Set shall be estimated at 20 minutes and shall be adjusted monthly during the Initial Price Period to reflect the actual time required. After the Initial Price Period, the Average Time per Set shall be adjusted every six months during the term of the Agreement as agreed by the parties to reflect the actual time required to manufacture and assemble the Sets during the previous six-month period, such adjustment to be effective for the following six months.

Overhead = (Standard Overhead Rate) x (Average Time per Set)

  Standard Overhead Rate = TMP's standard hourly overhead rate. For the Initial Price Period, the Overhead shall be fixed at $*. After the Initial Price Period, the Overhead shall be adjusted every six months as agreed by the parties to reflect TMP's actual overhead costs during the previous six month period, such adjustment to be effective for the following six months.

Sterilization Cost = TMP's actual cost of sterilization for Sets during the Initial Price Period. After the Initial Price Period, the Sterilization Cost shall be TMP's standard cost of sterilization and shall be adjusted every six months during the term of the Agreement as agreed by the parties to reflect the actual costs during the previous six-month period, such adjustment to be effective for the following six months.

                      * Confidential Treatment Requested